Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

February 23, 2021 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three and twelve months ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights

•Delivered fourth quarter revenue of $96.3 million, a 14.1% increase over the prior period, primarily driven by 22.9% sequential revenue improvement in our Tubular Running Services segment.
•Fourth quarter net loss of $8.2 million, an improvement of more than 70% over the prior period.
•Generated fourth quarter Adjusted EBITDA of $4.6 million, moving the company back into positive territory compared to the prior two quarters, with profitability improving across all operating segments due to higher customer activity levels and continued realization of cost savings.
•Fourth quarter cash flows from operating activities totaled $14.3 million generating free cash flow of $11.6 million driven by a relentless focus on working capital, cost reductions and reducing capital expenditures.
•Completed Profitability Improvement Plan actions for the year which led to over $55 million of support cost savings during 2020.

“We delivered solid sequential revenue growth in the fourth quarter primarily due to significant improvement in our Tubular Running Services segment and a strengthening backdrop in our U.S. land business. In addition, our focus on cost reduction efforts this year helped drive further profitability improvements across all of our operating segments. Our Tubular Running Services segment was aided by the redeployment of several rigs sidelined by the COVID-19 pandemic, and the expected commencement of previously scheduled work toward the end of the fourth quarter, as well as some successful upselling of our technologically advanced products. Focusing specifically on our cost structure, we exceeded our 25% year-over-year reduction target in both operational and support costs, which has enabled us to permanently realign the support cost structure of our organization. During the fourth quarter, we also generated significant positive free cash flow and increased our already formidable liquidity position. After two very challenging quarters due to the COVID-19 pandemic, our fourth quarter represented a turning point, and we continue to demonstrate the strength and resiliency of our businesses, along with our ability to safely deliver enhanced service quality to our customers,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

Full Year 2020 Financial Highlights

•Revenue of $390.4 million decreased 32.7% compared to the prior year period of $579.9 million due to unprecedented declines in customer spending and associated activity levels caused by the COVID-19 pandemic.
•Full year net loss of $156.2 million compared to $235.3 million in the prior year period.
•Adjusted EBITDA totaled $9.0 million, compared to $57.5 million in the prior year period, with associated margins of 2.3%.
•Year over year cost reductions totaled over $143 million including the effect of Profitability Improvement Plan actions.
•Generated $11.2 million in free cash flow during the year with total liquidity position of $233.8 million at year end.

•Delivered the best safety performance with the lowest TRIR in Company history despite the challenges created by the COVID-19 pandemic.

Mr. Kearney continued, “Despite the sudden downturn in our industry, we delivered on our stated goals for 2020 of appropriately right sizing our ongoing operations, exceeding our profit improvement cost reduction targets, deploying innovative technologies to the marketplace, and enhancing delivery of service quality and safety to all our customers.

“From an operations perspective, we consolidated into key operating basins and properly scaled our operations to more efficiently service our customers. As a result, we are well positioned to quickly pivot as market conditions improve, as we experienced during the fourth quarter. The combination of our operational efficiency improvements and cost reduction actions enabled our organization to generate substantially more free cash flow in 2020, on a materially smaller revenue base, when compared to prior year periods. The tough choices we made last year regarding permanent cost reductions will enable our organization to capture enhanced profitability faster as the market continues to improve.

“Throughout 2020, we commercialized and deployed various technologies designed to improve efficiency, reduce costs, and enhance operational service quality and safety. Several of our recently commercialized and successfully deployed technologies, such as our CENTRI-FI™ digital control system, are focused on improving safety by reducing headcount at well center as well as fewer personnel required to perform a job. During the fourth quarter, CENTRI-FI™ was deployed to a significant international operator resulting in efficiency gains during casing operations, garnering high praise for personnel reductions, increased safety and overall job cost savings. Additionally, we recently deployed our digital Remote CAM Viewer on multiple jobs in the U.S. land market. This technology allows for the combined operation of the tong and the monitoring of the torque-turn graphs by a single operator, which resulted in increased accuracy and a reduction of personnel on location. Our commitment to developing innovative technologies that focus on improving safety further reflect the environmental, social and governance centric values of our organization.

“In past quarters, I have acknowledged the dedication and resiliency of our workforce and I remain extremely proud of how our organization has stayed focused on managing things within its control and continuing to deliver excellent service quality to all our customers. The challenges we have overcome place our organization in a position of strength as we enter 2021. We saw positive operational momentum build in the fourth quarter of 2020 and we expect to see further gains as we move through the year. For 2021, we will remain focused on growing our Tubulars segment in select markets and continuing the expansion of our Cementing Equipment segment internationally. Even though the market is improving, and customer demand is increasing, we will maintain our disciplined approach to our capital spending and stay focused on properly managing our overall cost structure. We have built a solid operational platform that will enable our organization to continue to improve our service offerings and to bring additional technologies to market, that will not only reduce costs for our customers, but for our organization as well. In 2021 our focus remains on generating long-term value for our stakeholders, generating free cash flow and bringing differentiated technologies to the market,” concluded Mr. Kearney.

Segment Results

Tubular Running Services

Tubular Running Services revenue totaled $65.0 million in the fourth quarter of 2020, compared to $52.9 million in the third quarter of 2020, and $93.4 million in the fourth quarter of 2019. The sequential improvement is attributable to the redeployment of rigs previously sidelined by the COVID-19 pandemic and a steady recovery in our U.S. land business as operators put rigs back to work throughout the fourth quarter.

Segment adjusted EBITDA in the fourth quarter of 2020 totaled $3.8 million, or 6% of revenue, compared to $1.0 million, or 2% of revenue, in the third quarter of 2020, and $18.6 million, or 20% of revenue, in the fourth quarter of 2019. The sequential increase in adjusted EBITDA was primarily due to an increase in customer activity levels concentrated in core operating areas such as the Gulf of Mexico.

Tubulars

Tubulars revenue in the fourth quarter of 2020 totaled $15.9 million, compared to $16.5 million in the third quarter of 2020, and $21.2 million in the fourth quarter of 2019. The sequential decrease was predominately due to strong product sales during the third quarter, which was partially offset by increased tubular product sales and drilling tools activity internationally during the fourth quarter.

Segment adjusted EBITDA in the fourth quarter of 2020 totaled $3.9 million, or 25% of revenue, compared to $1.8 million, or 11% of revenue, in the third quarter of 2020, and $3.1 million, or 14.5% of revenue, in the fourth quarter of 2019.

Cementing Equipment

Cementing Equipment revenue totaled $15.5 million in the fourth quarter of 2020, compared to $15.0 million in the third quarter of 2020, and $24.9 million in the fourth quarter of 2019. The year over year revenue decrease was primarily related to reduced customer activity levels in both the U.S. onshore and offshore markets, which was partially offset by a 35% year over year revenue increase internationally. During the fourth quarter, sequential revenue increased slightly principally due to improvements in the U.S. onshore market.

Segment adjusted EBITDA in the fourth quarter of 2020 totaled $4.0 million, or 26% of revenue, compared to $3.4 million, or 23% of revenue, in the third quarter of 2020, and $4.2 million, or 17% of revenue, in the fourth quarter of 2019. The year over year decrease was due to reduced customer activity levels in both the U.S. onshore and offshore markets. During the fourth quarter, the sequential increase in adjusted EBITDA was predominately driven by increased customer activity levels in U.S. offshore and international markets.

Profit Improvement Actions Update

The Company realized reductions in its overall cost structure of 27% year over year, which included approximately $88 million of operational cost savings and $55 million of indirect and SG&A support cost savings.

In the fall of 2019, the Company announced a Profitability Improvement Program (PIP) with a goal of saving $30 million in 2020 and an additional $15 million in 2021 related to indirect and SG&A savings. We are proud to announce that the cost reductions we achieved exceeded $55 million in 2020. These savings surpassed our original targets and were achieved on an accelerated timeline. Although cost reduction initiatives have largely been completed, the company will benefit from the full year effect of those completed initiatives during 2021 as well as further efficiencies that will be gained from the ERP implementation that is currently in process.

Other Financial Information

Capital expenditures related to property, plant and equipment and intangibles totaled $2.7 million in the fourth quarter of 2020 compared to $5.5 million in the prior quarter. In 2020, capital expenditures totaled $28.5 million, which was slightly below our previous annual capital expenditure guidance of approximately $30 million.

As of December 31, 2020, the Company’s consolidated cash and cash equivalents totaled $209.6 million, compared to $205.9 million as of the prior quarter end, and $195.4 million at year end 2019. The Company had no outstanding debt as of year-end. Company liquidity as of December 31, 2020 totaled $233.8 million, including cash and cash equivalents, and $24.2 million of availability under the Company’s credit facility.

For the fourth quarter of 2020, the Company generated operating cash flow of $14.3 million resulting in free cash flow of $11.6 million. For the year ended December 31, 2020, the Company generated $39.7 million of operating cash flow resulting in free cash flow generation of $11.2 million. The Company will remain disciplined with its capital deployment strategy in 2021 focusing on generating free cash flow and maintaining a strong liquidity position.

Income taxes for the quarter represented a benefit of $3.9 million compared to an expense of $6.4 million in the third quarter. The change in income taxes was primarily driven by the geographical mix of income and year-end adjustments related to non-cash deferred items.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss fourth quarter 2020 results on Tuesday, February 23, 2021 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (800) 708-4540 or (847) 619-6397. The conference call ID number is 50078453. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,400 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 40 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Investor Contact:

Melissa Cougle
investor.info@franksintl.com
281-966-7300

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenue:
Services	$82,373	$66,418	$111,469	$328,457	$473,538
Products	13,975	17,999	27,972	61,901	106,382
Total revenue	96,348	84,417	139,441	390,358	579,920

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services	67,675	56,574	82,556	264,680	338,325
Products	11,392	13,733	20,816	47,399	78,666
General and administrative expenses	14,623	18,665	24,086	82,257	120,444
Depreciation and amortization	17,249	15,950	22,163	70,169	92,800
Goodwill impairment	—	—	111,108	57,146	111,108
Severance and other charges, net	3,587	3,549	43,938	33,023	50,430
(Gain) loss on disposal of assets	(526)	(308)	53	(1,424)	1,037
Operating loss	(17,652)	(23,746)	(165,279)	(162,892)	(212,890)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	—	—	—	220
Other income (expense), net	(201)	109	(1,715)	2,090	1,103
Interest income (expense), net	94	(93)	508	712	2,265
Foreign currency gain (loss)	5,654	2,334	1,817	(211)	(2,233)
Total other income	5,547	2,350	610	2,591	1,355

Loss before income taxes	(12,105)	(21,396)	(164,669)	(160,301)	(211,535)
Income tax expense (benefit)	(3,899)	6,395	3,424	(4,081)	23,794
Net loss	$(8,206)	$(27,791)	$(168,093)	$(156,220)	$(235,329)

Loss per common share:
Basic and diluted	$(0.04)	$(0.12)	$(0.75)	$(0.69)	$(1.05)

Weighted average common shares outstanding:
Basic and diluted	226,313	226,143	225,504	226,042	225,159

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenue
Tubular Running Services	$64,961	$52,926	$93,356	$269,711	$400,327
Tubulars	15,902	16,483	21,177	53,668	74,687
Cementing Equipment	15,485	15,008	24,908	66,979	104,906
Total	$96,348	$84,417	$139,441	$390,358	$579,920

Segment Adjusted EBITDA:
Tubular Running Services	$3,835	$982	$18,582	$22,171	$85,601
Tubulars	3,882	1,806	3,073	7,765	11,575
Cementing Equipment	3,974	3,376	4,235	10,780	14,089
Corporate	(7,075)	(7,151)	(11,211)	(31,720)	(53,744)
Total	$4,616	$(987)	$14,679	$8,996	$57,521

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$209,575	$195,383
Restricted cash	1,672	1,357
Short-term investments	2,252	—
Accounts receivables, net	110,607	166,694
Inventories, net	81,718	78,829
Assets held for sale	2,939	13,795
Other current assets	7,744	10,360
Total current assets	416,507	466,418

Property, plant and equipment, net	272,707	328,432
Goodwill	42,785	99,932
Intangible assets, net	7,897	16,971
Deferred tax assets, net	18,030	16,590
Operating lease right-of-use assets	28,116	32,585
Other assets	30,859	33,237
Total assets	$816,901	$994,165

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$99,986	$120,321
Current portion of operating lease liabilities	7,832	7,925
Deferred revenue	586	657
Other current liabilities	1,674	—
Total current liabilities	110,078	128,903

Deferred tax liabilities	1,548	2,923
Non-current operating lease liabilities	21,208	24,969
Other non-current liabilities	22,818	27,076
Total liabilities	155,652	183,871

Stockholders’ equity:
Common stock	2,866	2,846
Additional paid-in capital	1,087,733	1,075,809
Accumulated deficit	(377,346)	(220,805)
Accumulated other comprehensive loss	(31,966)	(30,298)
Treasury stock	(20,038)	(17,258)
Total stockholders’ equity	661,249	810,294
Total liabilities and equity	$816,901	$994,165

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(156,220)	$(235,329)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	70,169	92,800
Equity-based compensation expense	11,010	11,280
Goodwill impairment	57,146	111,108
Loss on asset impairments and retirements	21,225	40,686
Amortization of deferred financing costs	388	371
Deferred tax provision (benefit)	(2,823)	727
Provision for bad debts	938	1,281
(Gain) loss on disposal of assets	(1,424)	1,037
Changes in fair value of investments	(1,106)	(2,747)
Unrealized (gain) loss on derivative instruments	—	222
Other	(64)	(1,522)
Changes in operating assets and liabilities
Accounts receivable	54,707	22,152
Inventories	(1,573)	(10,694)
Other current assets	4,437	856
Other assets	848	(1,285)
Accounts payable and accrued liabilities	(14,589)	(3,937)
Deferred revenue	(74)	545
Other non-current liabilities	(3,344)	(503)
Net cash provided by operating activities	39,651	27,048
Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(28,473)	(36,942)
Proceeds from sale of assets	8,319	791
Purchase of investments	(2,252)	(20,122)
Proceeds from sale of investments	2,832	46,739
Other	(460)	(512)
Net cash used in investing activities	(20,034)	(10,046)
Cash flows from financing activities
Repayments of borrowings	(236)	(5,627)
Treasury shares withheld for taxes	(1,282)	(1,886)
Treasury share repurchase	(1,498)	—
Proceeds from the issuance of ESPP shares	934	1,752
Deferred financing costs	—	(184)
Net cash used in financing activities	(2,082)	(5,945)
Effect of exchange rate changes on cash	(3,028)	(529)
Net increase in cash, cash equivalents and restricted cash	14,507	10,528
Cash, cash equivalents and restricted cash at beginning of period	196,740	186,212
Cash, cash equivalents and restricted cash at end of period	$211,247	$196,740

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, including COVID-19, the continuation of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, the length of time it will take for the United States and the rest of the world to slow the spread of the COVID-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities, future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net loss as net loss before goodwill impairment and severance and other charges, net, net of tax. The Company defines adjusted net loss per share as net loss before goodwill impairment and severance and other charges, net, net of tax, divided by diluted weighted average common shares. The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

Revenue	$96,348	$84,417	$139,441	$390,358	$579,920

Net loss	$(8,206)	$(27,791)	$(168,093)	$(156,220)	$(235,329)
Goodwill impairment	—	—	111,108	57,146	111,108
Severance and other charges, net	3,587	3,549	43,938	33,023	50,430
Interest (income) expense, net	(94)	93	(508)	(712)	(2,265)
Depreciation and amortization	17,249	15,950	22,163	70,169	92,800
Income tax expense (benefit)	(3,899)	6,395	3,424	(4,081)	23,794
(Gain) loss on disposal of assets	(526)	(308)	53	(1,424)	1,037
Foreign currency (gain) loss	(5,654)	(2,334)	(1,817)	211	2,233
TRA related adjustments	—	—	—	—	(220)
Charges and credits (1)	2,159	3,459	4,411	10,884	13,933
Adjusted EBITDA	$4,616	$(987)	$14,679	$8,996	$57,521
Adjusted EBITDA margin	4.8%	(1.2)%	10.5%	2.3%	9.9%

(1)    Comprised of Equity-based compensation expense (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $2,576, $2,773 and $3,042, respectively, and for the year ended December 31, 2020 and 2019: $11,010 and $11,280, respectively), Unrealized and realized (gains) losses (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $102, $113 and $1,845, respectively, and for the year ended December 31, 2020 and 2019: $(1,378) and $(228), respectively), Investigation-related matters (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $97, $573 and $481, respectively, and for the year ended December 31, 2020 and 2019: $1,868 and $3,838, respectively) and Other adjustments (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $616, none and $957, respectively, and for the year ended December 31, 2020 and 2019: $616 and $957, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Segment Adjusted EBITDA:
Tubular Running Services	$3,835	$982	$18,582	$22,171	$85,601
Tubulars	3,882	1,806	3,073	7,765	11,575
Cementing Equipment	3,974	3,376	4,235	10,780	14,089
Corporate	(7,075)	(7,151)	(11,211)	(31,720)	(53,744)
	4,616	(987)	14,679	8,996	57,521
Goodwill impairment	—	—	(111,108)	(57,146)	(111,108)
Severance and other charges, net	(3,587)	(3,549)	(43,938)	(33,023)	(50,430)
Interest income (expense), net	94	(93)	508	712	2,265
Depreciation and amortization	(17,249)	(15,950)	(22,163)	(70,169)	(92,800)
Income tax (expense) benefit	3,899	(6,395)	(3,424)	4,081	(23,794)
Gain (loss) on disposal of assets	526	308	(53)	1,424	(1,037)
Foreign currency gain (loss)	5,654	2,334	1,817	(211)	(2,233)
TRA related adjustments	—	—	—	—	220
Charges and credits (1)	(2,159)	(3,459)	(4,411)	(10,884)	(13,933)
Net loss	$(8,206)	$(27,791)	$(168,093)	$(156,220)	$(235,329)

(1)    Comprised of Equity-based compensation expense (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $2,576, $2,773 and $3,042, respectively, and for the year ended December 31, 2020 and 2019: $11,010 and $11,280, respectively), Unrealized and realized gains (losses) (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $(102), $(113) and $(1,845), respectively, and for the year ended December 31, 2020 and 2019: $1,378 and $228, respectively), Investigation-related matters (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $97, $573 and $481, respectively, and for the year ended December 31, 2020 and 2019: $1,868 and $3,838, respectively) and Other adjustments (for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019: $616, none and $957, respectively, and for the year ended December 31, 2020 and 2019: $616 and $957, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

Net cash provided by operating activities	$14,336	$21,169	$18,563	$39,651	$27,048
Less: purchases of property, plant and equipment and intangibles	2,751	5,463	9,963	28,473	36,942
Free cash flow	$11,585	$15,706	$8,600	$11,178	$(9,894)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019

Net loss	$(8,206)	$(27,791)	$(168,093)	$(156,220)	$(235,329)
Goodwill impairment (net of tax)	—	—	111,108	55,740	111,108
Severance and other charges, net (net of tax)	3,543	4,889	43,868	33,724	50,360
Net loss excluding certain items	$(4,663)	$(22,902)	$(13,117)	$(66,756)	$(73,861)

Loss per diluted share	$(0.04)	$(0.12)	$(0.75)	$(0.69)	$(1.05)
Goodwill impairment (net of tax)	—	—	0.49	0.25	0.49
Severance and other charges, net (net of tax)	0.02	0.02	0.20	0.14	0.23
Loss per diluted share excluding certain items	$(0.02)	$(0.10)	$(0.06)	$(0.30)	$(0.33)